                                                                   EXHIBIT 10.6
                                                                   ------------






              NATURAL GAS GATHERING AGREEMENT DATED JANUARY 1, 2002
            AMONG ATLAS PIPELINE PARTNERS, L.P., AND ATLAS PIPELINE
           OPERATING PARTNERSHIP, L.P. AND ATLAS RESOURCES, INC., AND
             ATLAS ENERGY GROUP, INC. AND ATLAS NOBLE CORPORATION,
           AND RESOURCE ENERGY INC., AND VIKING RESOURCES CORPORATION

                         NATURAL GAS GATHERING AGREEMENT


         THIS NATURAL GAS GATHERING AGREEMENT is made as of the 1st day of January 2002 among:

       ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership, and ATLAS PIPELINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
               (hereinafter referred to collectively as Gatherer)
                                       and

             ATLAS RESOURCES, INC., a Pennsylvania corporation, and
               ATLAS ENERGY GROUP, INC., an Ohio Corporation, and
              ATLAS NOBLE CORPORATION, a Delaware Corporation, and
                RESOURCE ENERGY INC., a Delaware Corporation, and
            VIKING RESOURCES CORPORATION, a Pennsylvania Corporation
               (hereinafter referred to collectively as Shipper).


                                    Recitals:
         A. Gatherer owns a natural gas gathering system and related facilities located in New York, Ohio and Pennsylvania, and operated as a private use gathering system ("Gathering System").

         B. Shipper has recently entered into gas purchase agreements with non-affiliated parties and has arranged for the connection of their production to the Gathering System, said parties and production which are more particularly described in Exhibit A (" Third Party Production Sources").

         C. Gatherer and Shipper desire to provide for the gathering and redelivery of the gas produced from these Third Party Production Sources ("Shipper's Gas"), as more fully provided herein.

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein set forth, and intending to be legally bound, the parties agree as follows:

                                   Article I.
                                   DEFINITIONS

         Unless otherwise defined herein, the following terms shall have the following meanings:

         "Agreement" means this Natural Gas Gathering Agreement, as it may be amended, modified or supplemented from time to time.

         "Day" means a period of time beginning at 7:00 a.m., Eastern Time, on each calendar day and ending at 7:00 a.m., Eastern Time, on the next succeeding calendar day.

         "Delivery Points" means those points of interconnect with various local distribution companies, interstate pipelines, and end-users located on the Gathering System where Shipper's Gas can be redelivered by Gatherer.

         "Force Majeure Event " means any act of God, strike, lockout, or other industrial disturbance, act of a public enemy, sabotage, war (whether or not an actual declaration is made thereof), blockade, insurrection, riot, epidemic, landslide, lightning, earthquake, flood, storm, fire, washout, arrest and restraint of rules and peoples, civil disturbance, explosion, breakage or accident to machinery or line or pipe, hydrate obstruction of line or pipe, lack of pipeline capacity, repair, maintenance, improvement, replacement, or alteration to plant or line of pipe or related facility, failure or delay in transportation, temporary failure of gas supply or markets, freezing of the well or delivery facility, well blowout, cratering, partial or entire failure of the gas well, the act of any court, agency or governmental authority, or any other cause, whether of the kind enumerated or otherwise, not within the reasonable control of the party claiming suspension.

         "General Partner" means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company.

         "Gross Sale Price " shall mean the price, per mcf, actually received by Shipper for natural gas sold by it.

         "mcf" means one thousand (1,000) cubic feet of gas measured at a base temperature of sixty degrees (60(degree)) Fahrenheit and at a pressure base of fourteen and seventy-three one-hundredths (14.73) psla.

         "mmcf" means one million (1,000,000) cubic feet of gas measured at a base temperature of sixty degrees (60(degree)) Fahrenheit and at a pressure base of fourteen and seventy-three one-hundredths (14.73) psia.

         "Person " means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other entity.

         "psia" means pounds per square inch absolute.

         "psig" means pounds per square inch gauge.

         "Receipt Points" means the points on the Gathering System described in Exhibit A where gas produced from the Third Party Production Sources is delivered into the Gathering System.

         "Shipper's Field Fuel" means Shipper's allocated share of actual Gathering System fuel requirements, shrinkage, and lost and unaccounted for gas. Such allocations shall be based upon the proportion volume of natural gas that Shipper's Gas bears to the aggregate gathered by Gatherer during the relevant period.

                                   Article 2.
                               GATHERING SERVICES

         2.1. Receipt of Gas. Subject to the terms, limitations, and conditions of this Agreement, Shipper agrees to deliver to the Receipt Points on a best-efforts basis, and Gatherer agrees to accept at the Receipt Points, on a fully interruptible basis, all those volumes of gas made available to Shipper from the Third Party Production Sources; provided, however, that Gatherer shall only be obligated to accept on any Day for gathering hereunder that volume of Shipper's Gas which Gatherer determines, in its sole discretion, it has available capacity to receive.

         2.2. Redelivery of Gas. Gatherer will gather, compress, and redeliver, on a an interruptible basis, to the Delivery Points, and Shipper will accept at the Deliver Points, a quantity of gas equal, on an mcf basis, to the quantity of Shipper's Gas received at the Receipt Points less Shipper's Field Fuel.

         2.3. Shipper Is Field Fuel. Shipper's Field Fuel will be calculated monthly by Gatherer by allocating such quantities of actual Gathering System fuel requirements, shrinkage, and lost and unaccounted for gas between all shippers using the Gathering System. Gatherer may retain and use Shipper's Field Fuel as fuel for compression and other operations on the Gathering System.

         2.4. Commingling Shipper Is Gas. Gatherer shall have the right to commingle Shipper's Gas with other natural gas in the Gathering System. Gatherer may extract, or permit to be extracted, from Shipper's Gas condensate to the extent necessary to meet the quality requirements of the receiving pipeline at the Delivery Points or for proper functioning of the Gathering System.

                                   Article 3.
                               TITLE AND LIABILITY

         3.1. Shipper's Gas. Except for Shipper's Field Fuel and products removed in treating Shipper's Gas, title to Shipper's Gas shall remain with Shipper.

         3.2. Adverse Claims. Shipper shall indemnify, hold harmless and defend Gatherer, the General Partner and the officers, agents, employees and contractors of Gatherer and the General Partner (each, an "Indemnified Person") against any liability, loss or damage whatsoever, including costs and attorneys fees (collectively, a "Loss"), suffered by an Indemnified Person, where such Loss arises, directly or indirectly, out of any demand, claim, action, cause of action or suit brought by any Person asserting ownership of or an interest in Shipper's Gas.

         3.3. Possession and Control. As between the parties hereto, Gatherer shall be deemed to be in control and possession of Shipper's Gas after Gatherer receives Shipper's Gas at any Receipt Point and until Shipper's Gas is delivered at any Delivery Point; provided, however, that Gatherer shall not, by any such possession and control, be deemed to have title to Shipper's Gas it receives. Shipper shall be deemed to be in control and possession of Shipper's Gas at all other times.

         3.4. Indemnity. The party deemed to be in control and possession of Shipper's Gas shall be responsible for and shall indemnify the other party with respect to any Losses arising in connection with or related to Shipper's Gas when it is in the indemnifying party's control and possession; provided, that no party shall be responsible for any Losses arising from the other party's negligence or breach of this agreement.

                                   Article 4.
                                DELIVERY PRESSURE

         4.1. Receipt Points. Shipper shall, on a best efforts basis, deliver Shipper's Gas at a pressure sufficient to effect delivery into the Gathering System at the Receipt Points, but not in excess of the maximum pressure specified by Gatherer from time to time. Shipper shall not be required to install compression to effectuate deliveries into the Gathering System.

         4.2. Compression. Gatherer shall maintain all existing compression facilities, unless Shipper shall otherwise consent in writing, and shall install such additional compression facilities as may be necessary or appropriate under good industry practices and commercially reasonable.

         4.3. Wellhead Equipment. Shipper shall install or cause to be installed, and shall operate and maintain, at its sole expense, all wellhead and pressure regulating equipment necessary to prevent Shipper's delivery pressure at the Receipt Point from exceeding the maximum pressure specified by Gatherer from time to time.

         4.4. Inspection. Gatherer shall have the right at any time, but not the obligation, to inspect Shipper's facilities at the Receipt Points, and Gatherer may immediately cease accepting Shipper's Gas if the pressure in Shipper's facilities exceeds the maximum pressure reasonably established by Gatherer from time to time, or require Shipper to install equipment necessary to limit the pressure to such maximum.
                                   Article 5.
                                   GAS QUALITY

         5.1. Minimum Specifications. Shipper's Gas delivered into the Gathering System shall be commercially free from liquids of any kind, air, dust, gum, gum forming constituents, harmful or noxious vapors, or other solid or liquid matter which, in the sole judgment of Gatherer, may interfere with the merchantability of Shipper's Gas or cause injury to or interfere with proper operation of the lines, regulators, meters or other equipment of the Gathering System. Shipper's Gas shall also conform to applicable quality specifications of the receiving pipeline at each applicable Delivery Point.

         5.2. Suspension. Gatherer may, at its option, (i) refuse to accept delivery of any Shipper's Gas not meeting the above-described quality specifications, or (ii) accept delivery of all or any part of Shipper's Gas (notwithstanding the deficiency in quality). Shipper shall be responsible for all damages to the Gathering System, including costs of repair, due to its failure to comply with such quality specifications.

                                   Article 6.
                             MEASUREMENT AND TESTING

         6.1. Measurement Equipment. Measurement of Shipper's Gas shall take place at the Receipt. Points. Shipper will install, or cause to be installed, at or near the Receipt Points, orifice meters or other measuring equipment necessary in Gatherer's judgment to accurately measure the volumes of Shipper's Gas being delivered into the Gathering System to the extent such meters or other measuring equipment have not been installed as of the date of this Agreement. Such measuring equipment shall be comparable to the measuring equipment of other parties delivering gas into the Gathering System. Shipper shall be responsible for, and bear the cost of, acquiring, installing, maintaining and operating such measurement equipment.

         6.2. Chart Integration. Gatherer shall be responsible for reading the meters at the Receipt Points. Gatherer shall furnish, install, remove, and integrate all recording charts used in such meters in accordance with Gatherer's standard practices.

         6.3. Delivery Points. The measurement of and tests for quality of Shipper's Gas redelivered at the Delivery Points shall be governed by and determined in accordance with the requirements of the receiving pipeline at each Delivery Point.

         6.4. Unit of Volume. The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of sixty degrees (600) Fahrenheit and at a pressure base of fourteen and seventy-three one-hundredths (14.73) psia.

         6.5. Testing Procedures. Shipper shall follow the meter calibrations schedule established by Gatherer for each meter on the Gathering System. Such calibrations shall occur at least once every twelve (12) months but not more frequently than once every six (6) months. No testing, calibration, or adjustment of a meter or related equipment shall be performed without Gatherer first being given five (5) days' notice thereof and having the opportunity to be present.

         6.6. Meter Inaccuracy. If, at any time, any meter is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once by Shipper to read accurately within the limits prescribed by the meter's manufacturer. If such equipment is out of service or inaccurate by an amount exceeding three percent (3%) of a reading corresponding to the average flow rate for the period since the last test, the previous readings shall be corrected for the period that the meter is known to be inaccurate, or, if not known, a period of one-half(Y2) the elapsed time since the last test. The volume of Shipper's Gas delivered during such period shall be estimated by Gatherer either (i) by using the data recorded by any check measuring equipment if installed and accurately registered, (ii) by correcting the error if the percentage of error is ascertainable by calibration, test, or mechanical calculation or, if neither such method is feasible, (iii) by estimating the quantity delivered based upon deliveries under similar conditions during a period when the equipment registered accurately. No volume correction shall be made for metering inaccuracies of three percent (3%) or less.

         6.7. Meter Testing. If Gatherer requests to have any meter tested, then Shipper shall have the meter tested in the presence of and to the satisfaction of Gatherer. If the meter tested proves to be accurate within plus or minus three percent (3%) at its normal operating range, then the cost of testing and recalibrating the meter shall be borne by Gatherer. Shipper will schedule all required tests within ten (10) days of a request by Gatherer. Shipper will notify Gatherer at least five (5) working days prior to the test of the date, time, and location of such test.

         6.8. Books and Records. Gatherer shall keep and maintain proper books of account during the term of this Agreement and for a period of three (3) years thereafter showing (a) the total volume of Shipper's Gas transported through the Gathering System from the Receipt Points to the Delivery Points and (b) the volume of gas allocated to each Receipt Point. Gatherer shall also preserve, or cause to be preserved, for at least one (1) year all test data, charts, and similar data pertaining to the measurement and testing of Shipper's Gas, unless a longer period is prescribed by applicable regulations. Shipper shall have the right during normal business hours, after reasonable notice to Gatherer, to inspect Gatherer's books and records not older than three (3) years from the date of request for inspection. Such inspections shall take place at Gatherer's office. Any costs attributable to such audits or inspections shall be borne by Shipper.

                                   Article 7.
                                 GATHERING FEES

         7.1. Consideration. As consideration for gathering Shipper's Gas, Shipper shall pay to Gatherer those fees identified on Exhibit A for each of the Third Party Production Sources.

                                   Article 8.
                               BILLING AND PAYMENT

         8.1. Statements and Payments. In connection with fees payable to Gatherer under Article 7 of this Agreement, Gatherer shall prepare and submit to Shipper each month a statement showing for the prior month (i) the volume of Shipper's Gas received at the Receipt Points, (ii) Shipper's Field Fuel, and
(iii) the volume of Shipper's Gas delivered to the Delivery Points.

         Shipper shall provide Gatherer, within ninety (90) days after the end of each month, a statement of the gathering fees due for such month. Shipper's statement shall set forth (i) the volumes of Shipper's Gas for which payments have been received, (ii) an itemization of the Gross Sale Price or Prices received for Shipper's Gas, if appropriate; and (iii) a calculation of the gathering fees for such Shipper's Gas.

         Shipper shall have the right to inspect Gatherer's books and records relating to such Shipper's Gas for purposes of verifying the accuracy of Gatherer's statement. Shipper shall advise Gatherer within 30 days of Shipper's receipt of Gatherer's statement if Shipper believes Gatherer's statement to be inaccurate in any respect. If Shipper does not so advise Gatherer, Gatherer's statement shall be deemed to be correct.

         The gathering fee shall be due and payable upon Shipper's receipt of Gatherer's statement and payment shall be made to Gatherer at the following address:

Atlas Pipeline Partners
311 Rouser Road, P.O. Box 611
Moon Township, Pennsylvania 15108
Attn: Transportation Revenue

         Each of Gatherer and Shipper shall preserve its records relating to any statement delivered pursuant to this Section 8.1 for a period of at least three
(3) years after such statement is delivered.

         8.2. Payment Default. If Shipper fails to pay Gatherer in accordance with Section 8.1, Gatherer may, at its option and without limiting any other remedies, either, singularly or in combination, (i) terminate this Agreement forthwith and without notice or (ii) suspend performance under this Agreement until all indebtedness under this Agreement is paid in full.

         8.3. Overdue Payments. Any overdue balance shall accrue daily interest charges at the rate equal to the lesser of (i) 15% per annum or (ii) the maximum lawful rate of interest.

         8.4. Remittance of Revenues. If any revenues for sales of Shipper's Gas are paid directly to Gatherer, Gatherer shall remit such revenues to Shipper within fifteen (15) days; provided, however, that Gatherer may offset from any such revenues any amounts as shall then be due and payable to Gatherer under this Agreement.

         8.5. Gathering Fees Payable to Shipper. Shipper shall have sole and exclusive responsibility for settling with all Persons having an interest in Shipper's Gas and collecting gathering fees payable to Shipper with respect thereto. Shipper's obligations hereunder shall be without regard to receipt or collection by Shipper of any such fees.

                                   Article 9.
                                      TERM

         9.1. Term. This Agreement shall become effective immediately and shall remain in effect for so long as Shipper continues to purchase natural gas from any Third Party Production Source identified in Exhibit A or until either Shipper or Gatherer elects to terminate the same by ninety (90) advance written notice or until this Agreement is otherwise terminated as provided herein. Gatherer recognizes that Shipper's arrangements with the Third Party Production Sources may be discontinued at any time and relieves Shipper of any obligation to continue deliveries from any Third Party Source whose sales to Shipper have been terminated.

         9.2. Uneconomic Operation. Notwithstanding anything contained herein to the contrary, if at any time Gatherer determines, in its sole discretion, that continued operation of all or any part of the Gathering System is not economically justified, Gatherer may cease receiving Shipper's Gas from the relevant part of the Gathering System and terminate this Agreement as to such part of the Gathering System (the "Terminated System") by giving at least ninety
(90) days' notice to Shipper.

                                   Article 10.
                                  FORCE MAJEURE

         10.1. Non-Performance. No failure or delay in performance, whether in whole or in part, by either Gatherer or Shipper shall be deemed to be a breach hereof (other than the obligation to pay amounts when due under this Agreement) when such failure or delay is occasioned by or due to a Force Majeure Event..

         10.2. Force Majeure Notice. The party affected by a Force Majeure Event shall give notice to the other party as soon as reasonably possible of the Force Majeure Event and the expected duration of the Force Majeure Event.

         10.3. Remedy of a Force Majeure Notice. The affected party will use all reasonable efforts to remedy each Force Majeure Event and resume full performance under this Agreement as soon as reasonably practicable, except that the settlement of strikes, lockouts or other labor disputes shall be entirely within the discretion of the affected party.

                                   Article 11.
                       GOVERNMENTAL RULES AND REGULATIONS

         11.1 This Agreement and all operations hereunder shall be subject to all valid laws, orders, directives, rules, and regulations of any governmental body, agency, or official having jurisdiction in the premises, whether state or federal. Notwithstanding any other provisions in this Agreement, in the event the Federal Energy Regulatory Commission or other governmental authority imposes a rule, regulation, order, law or statute which directly or indirectly materially and adversely affects a party's ability to perform its obligations under this Agreement, then the party so affected may terminate this Agreement as to the wells or portions of the Gathering System affected thereby by giving ten
(10) days prior written notice to the other parties.

                                   Article 12.
                                      TAXES

         12.1 Shipper shall pay or cause to be paid all taxes and assessments imposed on Shipper hereunder with respect to Shipper's Gas gathered hereunder prior to and including its delivery to Gatherer. Shipper shall pay to Gatherer all taxes, levies or charges which Gatherer may be required to collect from Shipper by reason of all services performed for Shipper hereunder other than taxes or assessments with respect to Gatherer's income, capital, properties, franchises or similar matters relating solely to Gatherer's general business activities or partnership or corporate existence or those of any of its subsidiaries. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purposes of carrying out the provisions of this Agreement.

                                   Article 13.
                                  MISCELLANEOUS

         13.1. Choice of Law,. Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue, respectively, in Philadelphia, Pennsylvania and the Eastern District of Pennsylvania.

         13.2. Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the party to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to:

Gatherer:         Atlas Pipeline Partners
                  1845 Walnut Street
                  Philadelphia, PA 19103
                  Attention: Michael L. Staines, President
                  Telephone: (215) 546-5005
                  Facsimile: (215) 546-5388

Shipper:          Atlas America
                  311 Rouser Road P.0. Box 611
                  Moon Twp., PA 15108
                  Attention: John A. Ranieri, Director, Energy Sales
                  Telephone: (412) 262-2830 x126
                  Fax: (412) 262-3927

or at such other address as such party may stipulate to the other parties in the manner provided in this Section.

         13.3. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding the provisions of all other contracts or agreements, whether oral or written, that are in conflict with the provisions hereof.

         13.4 Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

         13.5. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

         13.6. Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

         13.7. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

         13.8. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the- economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         13.9. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

         13.10 Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the parties to it, and no other Person shall have the right, separate and apart from Gatherer, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with its terms.

         13.11. Headings. The headings throughout this Agreement are inserted for reference purposes only, and are not to be construed or taken into account in interpreting the terms and provisions of any Article, nor to be deemed in any way to qualify, modify or explain the effects of any such term or provision.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

Shipper:                              Gatherer:

ATLAS RESOURCES, INC.                 ATLAS PIPELINE OPERATING
                                      PARTNERSHIP, L.P.

By: /s/  Jeffrey C. Simmons
   -------------------------       By: Atlas Pipeline Partners GP, LLC,
Name: Jeffrey C. Simmons
Its:  Executive VP Operations         By: /s/ Michael L. Staines
                                         ---------------------------------------
                                      Name: Michael L. Staines
                                      Its: Chief Operating Officer and Secretary

ATLAS ENERGY GROUP, INC.              ATLAS PIPELINE PARTNERS, L.P.


                                      By: Atlas Pipeline Partners GP, LLC,
                                      Its general partner

By: /s/  Jeffrey C. Simmons        By:  /s/ Michael L. Staines
    -------------------------         ------------------------------------------
Name: Jeffrey C. Simmons              Name: Michael L. Staines
Its: VP Operations                    Its: Chief Operating Officer and Secretary


ATLAS NOBLE CORPORATION


By: /s/  Jeffrey C. Simmons
    -------------------------
Name: Jeffrey C. Simmons
Its: Executive VP


RESOURCE ENERGY INC.


By: /s/  Jeffrey C. Simmons
    -------------------------
Name: Jeffrey C. Simmons
Its: Executive VP


VIKING RESOURCES CORPORATION

By: /s/  Jeffrey C. Simmons
    -------------------------
Name: Jeffrey C. Simmons
Its: VP Production


                                                              EXHIBIT A
                                                   THIRD PARTY PRODUCTION SOURCES

                                  Attached to and made part of the Natural Gas Gathering Agreement dated January 1, 2002 among ATLAS PIPELINE PARTNERS, L.P. AND
                                             ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.
                                                     (collectively as Gatherer),
                                                                 and
                              ATLAS RESOURCES, INC., ATLAS ENERGY GROUP, INC., ATLAS NOBLE CORPORATION,
                                       RESOURCE ENERGY INC., and VIKING RESOURCES CORPORATION
                                                      (collectively as Shipper)


         PURCHASER                             SELLER                                     WELLS
    Atlas Energy Group, Inc.            AnnaRock Petroleum LLC            Britt #1 and #2, Powel #2, Carr #1 and #2,
                                                                         Hamett #1, Draa-Wolford #1, GSA #1,2 and 3,
                                                                          Hunkus Units #1 and #2, Logan #4, Mack #1,
                                                                                  Swartz-Thurber Unit #1
                                                                              IBM Well #6330, Luttner #1 and #2
                                                                                            various
                                                                                      Belknap #1 and #4
      Resource Energy, Inc.               Bands Company, Inc.                        Terleski #1 and #2
 Viking Resources Corporation        Belden & Blake Corporation              Vrankovich Unit #1, Patrick Unit #1,
 Viking Resources Corporation                Belknap                      Reiter Unit #1, Coombs Unit #1, Wooten #1
   Atlas Energy Group, Inc.           Cedar Valley Energy, Inc.                       Dubyak lfft Wells
   Atlas Energy Group, Inc.                 D & L Energy                       Aten, Holy Cross Orthodox Wells
                                                                                        Ken Green Well
   Atlas Energy Group, Inc.                 D & L Energy                             Schondel #1 and #2
    Atlas Resources, Inc.                   D & L Energy                                 Vincent #1
    Atlas Resources, Inc.                   Daniel Heath                           Jerry Moore Inc. #5826
Viking Resources Corporation     David A. Waldron & Associates, Inc.                     Carutis #1
   Resource Energy, Inc.             Dorfman Production Company            Daw Mitchell Unit #1, Harlan #1 and #2,
Viking Resources Corporation              Jerry Moore, Inc.                       Mitchell #1, Otto Unit #2
   Atlas America, Inc.                        Nomew, Inc.                                  Basham #3
 Atlas Noble Corporation                     Petrox, Inc.                                  Larrick #2

   Resource Energy Inc.                   S & S Energy Corp.
 Atlas Noble Corporation             Sound Energy Company, Inc.

                                                         [RESTUBBED TABLE]




                                                                GATHERING
             TOWNSHIP, COUNTY                                     RATE
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Vernon and Gustavus Twps., Trumball Co., OH                     $.25 per Mcf



                                                      10% weighted average sales price
            Fayette Co., PA                                    $.22 per Mcf
                                                      10% weighted average sales price
  Champion and Warren Twps., Trumball Co., OH         10% weighted average sales price

       Brookfield Twp., Trumball Co., OH                       $.20 per Mcf
         Hubbard Twp., Trumball Co., OH                        $.20 per Mcf
Springfield and Hermitage Twps., Mercer Co., PA                $.29 per Mcf
     Barkeyville Borough, Venango Twp., PA            16% weighted average sales price
         Osnaburg Twp., Stark Co., OH                 10% weighted average sales price
       Hanover Twp., Columbiana Co., OH               10% weighted average sales price
         Atwater Twp., Portage Co., OH                10% weighted average sales price
     Town of Sherman, Chatauqua Co., NY               10% weighted average sales price
    Blue Rock Twp., Muskingham Co., OH                10% weighted average sales price

            Perry Twp. Lake Co., OH                   10% weighted average sales price
          Buffalo Twp., Noble Co., OH                 10% weighted average sales price
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